FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

August 26, 2010

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is August 26, 2010.  The material change report was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that the Corvus Gold Inc. spin-out is effective and shares will trade on the TSX beginning August 30, 2010.

Item 5.	Full Description of Material Change

The Issuer reports that the previously announced Plan of Arrangement, under which the Issuer will spin-out its Alaska and Nevada projects (other than the Livengood Project) to Corvus Gold Inc. (“Corvus”) became effective at 12:01 a.m. today, August 26, 2010.

The “new” common shares of the Issuer (CUSIP #46050R102) and the common shares of Corvus (CUSIP #221013105) will each commence trading on the Toronto Stock Exchange, effective at the opening, on Monday August 30, 2010.  The symbol for “new” ITH common shares is “ITH” and the symbol for the common shares of Corvus is “KOR”.  Concurrently, the “old” common shares of ITH (CUSIP #46051L104) will be delisted.

The “new” common shares of the Issuer (CUSIP #46050R102) commenced trading on the NYSE Amex effective at the opening today, August 26, 2010.

Please refer to the Issuer’s press release dated August 23, 2010 and Information Circular dated July 9, 2010 for more detailed information on the Plan of Arrangement, both of which are available on SEDAR at www.sedar.com.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors as disclosed in the Issuer’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

August 26, 2010